Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports March Sales

HOUSTON, TX, April 7, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week March period ended April 2, 2011 decreased 4.1% to $134 million from $140 million in the prior year five week period ended April 3, 2010.  Comparable store sales decreased 5.3%.

The Company achieved comparable store sales increases in its cosmetics, junior’s and young men’s categories during March.  Geographically, the Southeast and Southwest regions had comparable store sales gains during the month.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
February	(7.2)	(3.9)	94	99
March	(5.3)	8.6	134	140
1st Qtr-To-Date	(6.1)	3.0	228	239

Andy Hall, President and Chief Executive Officer, commented, “Comparable store sales for March were down as anticipated due to the Easter calendar shift.  Conversely, we expect comparable store sales for April to benefit from the calendar shift and to be up double digits.  It will be necessary to look at comparable store sales for March and April combined to get a true sense of our trend of business over this nine-week period.”

Store Activity
The Company opened seven new Goody’s stores in March and rebranded fifty-five existing non-Goody’s stores with the Goody’s name during the month.  The Company noted that an additional seven new Goody’s stores will be opened today and another two Goody’s stores will be opened on April 20th.

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Stage Stores Reports
March Sales
Page - 2

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 798 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s outlook for comparable store sales for April.  Forward-looking statements also include comments regarding the number of new stores the Company plans to open on April 20th.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2011, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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